Exhibit 3.3

Glyconix Corp.

2005 Stock Option Plan

1.	Establishment and Purpose.

There is hereby adopted the Glyconix Corp. 2005 Stock Option Plan (the “Plan”). The Plan is intended to promote the interests of Glyconix Corp. (the “Company”) and its present and future subsidiaries, by providing employees of the Company, advisors and consultants to the Company and other persons or entities providing goods or services to the Company to acquire a proprietary interest in the long-term success of the Company through the ownership of shares of stock in the Company; and to reward the performance of individual officers, other employees, consultants and directors and other persons or entities providing goods or services to the Company in fulfilling their responsibilities for long-range achievements.

2.	Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Administrator” shall mean the Board or any of its Committees authorized to administer the Plan.

(b) “Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(c) “Award” means any Option, Restricted Stock SAR, or Other Stock-Based Award granted under the Plan.

(d) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” or “Termination for Cause” or similar terms for purposes of this Plan shall be as defined in such Participant’s employment agreement, if any exists. If no agreement exists, Cause shall mean (1) the willful and continued failure by the Participant substantially to perform his or her duties and obligations to the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness); (2) the willful engaging by the Participant in misconduct which is materially injurious to the Company; (3) the commission by the Participant of a felony; (4) the commission by the Participant of a crime against the Company which is materially injurious to the Company, (5) the voluntary termination by the employee. For purposes of this Section 2(e), no act, or failure to act, on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in the best interest of the Company. Determination of Cause shall be made by the Committee in its sole discretion.

(g) “Change in Control” means the occurrence of any one of the following events:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(2) there is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity out standing immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired 50% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or

(3) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i) “Committee” means the committee established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions Section 162(m) of the Code.

“Company” means Glyconix Corp., a corporation organized under the laws of the State of Delaware, or any successor corporation, and all subsidiaries of the Glyconix Corp., as may exist from time to time.

(k) “Director” shall mean a member of the Board.

(l) “Disability” shall be as defined in Participant’s employment agreement, if any exists. If as such agreement exists, then Disability shall mean: (1) any physical or mental condition that would qualify a Participant for a disability benefit under the long-term disability plan maintained by the Company and applicable to him or her; (2) when used in connection with the exercise of an Incentive Stock Option following termination of employment, disability within the meaning of Section 22(eX3) of the Code, or (3) such other condition as may be determined in the sole discretion of the Committee to constitute Disability.

(m) “Effective Date” shall mean the effective date of the Plan, provided that the Plan had been approved by the stockholders of the Company prior to the Initial Public Offering (if any).

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(o) The “Fair Market Value” of a share of Stock as of a particular date shall mean (i) if the Shares are not traded on a national exchange nor on the over-the-counter market, the fair market value as determined by the Committee based on such relevant facts as may be available to it, which may include the price at which securities of reasonably comparable companies in the same industry are being traded (subject to appropriate adjustments for the absence of a public market and other dissimilarities between the Company and such companies), the earnings history, book value and prospects of the Company in light of market conditions generally, the prices for recent sales of the Common Shares, opinions of independent experts, recent issuances or sales of such Shares by the Company or its shareholders, and such other evidence as the Committee determines it may rely on in making a good faith valuation; or (ii) if the Shares are traded on a national exchange, the closing sales price of the Shares first preceding the time at which Fair Market Value is to be determined on the national securities exchange having the greatest volume of trading in the Shares during the thirty-day period preceding the day the value is to be determined; or (iii) if the Shares are not traded on any national securities exchange, the closing sales price of the Shares first preceding the time at which Fair Market Value is to be determined, as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System, or any successor system; or (iv) if the trading of the Shares are not reported by the NASDAQ National Market System, the average of the closing bid and asked prices of the Shares on the over-the-counter market first preceding the time at which Fair Market Value is to be determined, as reported by NASDAQ, or any other national quotation service. The closing sales prices and closing bid and asked prices in clauses (ii), (iii) and (iv) shall be those published in The Wall Street Journal. If such prices are not reported for the day Fair Market Value is to be determined, prices reported for the first preceding day for which such information is available shall be used.

(p) “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(q) “Initial Public Offering” shall mean the initial public offering of shares of Stock of the Company.

(r) “Issue Date” shall mean the date established by the Company on which certificates representing Restricted Stock shall be issued by the Company pursuant to the terms of Section 8(e).

(s) “Non-Qualified Option” shall mean an Option other than an Incentive Stock Option.

(t) “Option” shall mean an option to purchase a number of shares of Stock granted pursuant to Section 7.

(u) “Other Stock-Based Award” shall mean an award granted pursuant to Section 9 hereof.

(v) “Partial Exercise” shall mean an exercise of an Award for less than the full extent permitted at the time of such exercise.

(w) “Participant” shall mean (1) an employee, consultant or director of the Company to whom an Award is granted pursuant to the Plan and (2) upon the death of an individual described in (1), his or her successors, heirs, executors and administrators, as the case may be.

(x) “Performance Goals” means performance goals based on one or more of the following criteria: (i) pre-tax income or after-tax income, (ii) operating profit, (iii) return on equity, as sets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) Stock price appreciation, (viii) net cash flow from operations (after reasonable reserves), and (ix) implementation or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles unless otherwise so designated, and shall be subject to certification by the Administrator; provided that the Administrator shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(y) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Stock of the Company.

(z) “Plan” means the Glyconix Corp. 2004 Stock Option Plan, as amended from time to time.

(aa) “Reload Option” shall mean a Non-Qualified Stock Option granted pursuant to Section 7(c)(5).

(bb) “Restricted Stock” shall mean a share of Stock which is granted pursuant to the terms of Section 8 hereof and which is subject to the restrictions set forth in Section 8(c).

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Stock” means shares of the common stock, par value $.001 per share, of the Company.

“Stock Appreciation Rights” or “SARs” shall mean the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a share of Stock from the date of the grant of the right to the date of its payment.

(ff) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(gg) “Vesting Date” shall mean the date established by the Administrator on which Restricted Stock may vest.

3.	Stock Subject to the Plan.

The maximum number of shares of Stock reserved for the grant or settlement of Awards under the Plan shall be One Million, Five Hundred Thousand (1,500,000) shares subject to adjustment as provided here in. No more than One Million (1,000,000) shares of Stock may, at the discretion of the Administrator or Board, be awarded in respect of Qualified Stock Options, which amounts shall be subject to adjustment as provided herein. Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, canceled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the holder of such Award, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, immediately and without any further action by any partner, again be available for Awards under the Plan.

Except as provided in an Award Agreement, in the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of holders of Awards under the Plan, then the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Code, (iv) the Performance Goals, if any, and (v) the individual limitations applicable to Awards.

4.	Administration of the Plan.

The Plan shall be administered by any authorized Administrator. The Administrator shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, with out limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any powers granted to a Committee to act as Administrator shall be non-exclusive and the Board may act on its own accord.

The Administrator (including the Board) may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option, (b) accelerate the Vesting Date or waive any condition imposed hereunder with respect to any Restricted Stock and (c) otherwise adjust any of the terms applicable to any Award; provided, however, in each case, that in the event of the occurrence of a Change in Control, the provisions of Section 10 hereof shall govern vesting and exercisability schedule of any Award granted hereunder.

The Administrator also may make or enforce limitations so that the number of shares of Stock underlying Options and the total amount of Common Stock available for issuance under existing plans or bonus plans, do not exceed the applicable percentage as calculated in accordance with Section 260.140.45 of the California Code, or in accordance with such other securities laws of any State, the compliance with which the Administrator in its sole discretion believes is in the best interest of the Company.

No member of the Administrator shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify (to the extent permitted under Delaware law) and hold harmless each member of the Administrator and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility.

Incentive Stock Options shall be granted only to key employees (including, without limitation officers and directors who are also employees) of the Company or any of its Subsidiaries. All other Awards may be granted to officers, independent contractors, key employees and non-employee directors and members of SAB Board of the Company or of any of its Subsidiaries and Affiliates.

6.	Awards Under the Plan; Agreement.

The Administrator may grant Options, Restricted Stock and Other Stock-Based Awards in such amounts and with such terms and conditions as the Administrator shall determine, subject to the provisions of the Plan. Each Award granted under the Plan shall be evidenced by an Agreement which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable. By accepting an Award, a Participant thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.

Options.

(a) Identification of Options. Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Non-Qualified Option.

(b) Exercise Price. Each Agreement with respect to an Option shall set forth the exercise price per share of Stock payable by the grantee to the Company upon exercise of the Option. The exercise price per share of Stock shall be determined by the Committee; provided, however, that in no case shall an Option have an exercise price per share of Stock that is less than the Fair Market Value of a share of Stock on the date the Option is granted.

(c) Term and Exercise of Options.

(1) Unless the applicable Agreement provides otherwise, an Option shall become cumulatively exercisable as to 25% percent of the Stock covered thereby on each of the first, second, third and fourth anniversaries of the date of grant. The Committee shall determine the expiration date of each Option; provided, however, that no Option shall be exercisable more than 10 years after the date of grant. Unless the applicable Agreement provides otherwise and except in the event of a Change in Control, no Option shall be exercisable prior to the first anniversary of the date of grant.

(2) An Option may be exercised for all or any portion of the Stock as to which it is exercisable, provided that no Partial Exercise of an Option shall be for an aggregate exercise price of less than $500.00. The Partial Exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Agreement, shall specify the number of shares of Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option. Payment for Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (i) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (ii) subject to the approval of the Administrator, in Stock owned by the Participant for at least six months prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (iii) subject to the approval of the Administrator, by such other provision as the Administrator may from time to time authorize.

(4) Certificates for Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or other person entitled to receive such Stock, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

(5) The Administrator shall have the authority to specify, at the time of grant or, with respect to Non-Qualified Options, at or after the time of grant, that a Participant shall be granted a new Non-Qualified Option (a “Reload Option”) for a number of shares of Stock equal to the number of shares of Stock surrendered by the Participant upon exercise of all or a part of an Option in the manner described in Section 7(c)(3)(ii) above, subject to the availability of Stock under the Plan at the time of such exercise; provided, however, that no Reload Option shall be granted to a Director who is not an employee of the Company. Reload Options shall be subject to such conditions as may be specified by the Administrator in its discretion, subject to the terms of the Plan.

(d) Limitations on Incentive Stock Options.

(1) To the extent that the aggregate Fair Market Value of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other option plan of the Company (or any Subsidiary) shall exceed $100,000, such Options shall be treated as Non-Qualified Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant; such individual owns (or is attributed to own by virtue of the Code) Stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or any Subsidiary unless (i) the exercise price of such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e) Effect of Termination of Employment.

(1) Unless the applicable Agreement provides otherwise, in the event that the employment, directorship or consultancy (together, hereinafter referred to as “employment”) of a Participant with the Company shall terminate for any reason other than for Cause, Disability or death, (i) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is 90 days after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The 90 day period described in this Section 7(e)(1) shall be extended to one year from such termination, in the event of the Participant’s death during such 90 day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) Unless the applicable Agreement provides otherwise, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant, (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant shall expire as of the commencement of business on the date of such termination.

(4) In the event the above provisions conflict with any employment agreement with a Participant, the terms of employment agreement shall prevail.

8.	Restricted Stock.

(a) Issue Date And Vesting Date. At the time of the grant of Restricted Stock, the Administrator shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares of Restricted Stock. The Administrator may divide such shares of Restricted Stock into classes and assign a different Issue Date and/or Vesting Date for each class. If the grantee is employed by the Company on an Issue Date (which may be the date of grant), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 8(e). Provided that all conditions to the vesting of Restricted Stock imposed pursuant to Section 8(b) are satisfied, and except as provided in Section 8(g), upon the occurrence of the Vesting Date with respect to Restricted Stock, such Restricted Stock shall vest and the restrictions of Section 8(c) shall lapse.

(b) Conditions to Vesting. At the time of the grant of Restricted Stock, the Administrator may impose such restrictions or conditions to the vesting of such Restricted Stock as it, in its absolute discretion, deems appropriate, including the attainment of Performance Goals.

(c) Restrictions on Transfer Prior to Vesting. Prior to the vesting of any Restricted Stock, no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such Restricted Stock, and all of the rights related thereto, shall be forfeited by the Participant.

(d) Dividends on Restricted Stock The Administrator in its discretion may require that any dividends or distributions paid on Restricted Stock be held in escrow until all restrictions on such Restricted Stock has lapsed.

(e) Issuance of Certificates.

(1) Reasonably promptly after the Issue Date with respect to Restricted Stock, the Company shall cause to be issued a certificate, registered in the name of the Participant to whom such shares of Restricted Stock were granted, evidencing such shares of Restricted Stock; provided that the Company shall not cause such a certificate to be issued unless it has received a power of attorney duly endorsed in blank with respect to such shares of Restricted Stock. Each such certificate shall bear substantially the following legend in addition to any other legends required under securities or other Rule:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE GLYCONIX CORP. STOCK OPTION PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH STOCK AND GLYCONIX CORP. A COPY OF THE PLAN AND AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.

Such legend shall not be removed until such Stock vests pursuant to the terms hereof.

(2) Each certificate issued pursuant to this Section 8(e), together with the powers relating to the Restricted Stock evidenced by such certificate, shall be held by the Company unless the Administrator determines otherwise.

(f) Consequences of Vesting. Upon the vesting of any Restricted Stock pursuant to the terms hereof, the restrictions of Section 8(c) shall lapse with respect to such Restricted Stock. Reasonably promptly after any Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares of Restricted Stock were granted a certificate evidencing such Stock, free of the legend set forth in Section 8(e).

(g) Effect of Termination of Employment Other Than for Cause. Subject to such other provision as the Administrator may set forth in the applicable Agreement, and to the Administrator’s amendment authority pursuant to Section 4, upon the termination of a Participant’s employment for any reason other than Cause, any and all Stock to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company; provided that if the Administrator, in its sole discretion, shall within thirty (30) days after such termination of employment notify the Participant in writing of its decision not to terminate the Participant’s rights in such shares of Stock, then the Participant shall continue to be the owner of such shares of Stock subject to such continuing restrictions as the Administrator may prescribe in such notice. In the event of a forfeiture of Stock pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares of Stock. In the event that the Company requires a return of Stock, it shall also have the right to require the return of all dividends or distributions paid on such Stock, whether by termination of any escrow arrangement under which such dividends or distributions are held or otherwise.

(1) In the event of the termination of a Participant’s employment for Cause, the Administrator may require that all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be returned to the Company, together with any dividends or distributions paid on such shares of Stock, in return for which the Company shall repay to the Participant any amount actually paid by the Participant for such shares of Stock.

(h) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 8 to Executive Officers may be based on the attainment by the Company (or a Subsidiary or division of the Company if applicable) of Performance Goals pre-established by the Administrator.

9.	Other Stock-Based Awards.

Other forms of Awards such as, without limitation Stock Appreciation Rights, valued in whole or in part by reference to, or otherwise based on, shares of Stock (“Other Stock-Based Awards”) may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Stock to be granted pursuant to such Other Stock-Based Awards, the exercise of or purchase price, the vesting and expiration dates, and all other terms, conditions, or forfeiture provisions of such Other Stock-Based Awards, including the attainment of Performance Goals.

10.	Change in Control and Other Events.

(a) Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), unless the Board shall otherwise determine by resolution adopted at least ten (10) days prior to the closing of the Acquisition, all outstanding Awards shall remain exercisable in accordance with their terms. In addition, the Board or Committee (or, if authorized, the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”)) may take one or more of the following actions:

(1) make the appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or

(2) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards any equity securities of the successor corporation; or

(3) upon written notice to the holders of the Awards, provide that all Awards must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Awards shall terminate and all stock issued thereunder and all Restricted Stock that has vested shall be exchanged or sold with the same terms as all other holders of Common Stock, in accordance with the terms of the Acquisition. The Administrator may allow any exercise herein to be conditioned on consummation of the Acquisition or other events; or

(4) terminate all Awards in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Awards (to the extent then exercisable) over the exercise price thereof; or

(5) terminate all Awards in exchange for the right to participate in any stock option or other employee benefit plan of any successor corporation.

(b) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in paragraph (f) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, upon exercising an Award, the holder thereof shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Award prior to such recapitalization or reorganization.

(c) Dissolution or Liquidation. Upon dissolution or liquidation of the Company, all Options and other Awards granted under this Plan shall terminate, but each holder of an Option shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her Option to the extent then exercisable.

(d) Initial Public Offering. Upon an Initial Public Offering, the Board may require reasonable lock up or similar restrictions for all Stock not yet issued under an Award, and all Restricted Stock, to the extent that such restrictions are demanded by the underwriter(s) for such offering. In the event of such a restriction all stock or Restricted Stock shall be locked up pro rata.

11.	Rights as a Stockholder.

No person shall have any rights as a stockholder with respect to any shares of Stock covered by or relating to any Award until the date of issuance of a certificate with respect to such shares of Stock. Except as otherwise expressly provided in Section 3(b), no adjustment to any Award shall be made for dividends or other rights prior to the date such certificate is issued.

12.	No Special Employment Rights; No Right to Award.

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant.

No person shall have any claim or right to receive an Award hereunder. The Administrator’s granting of an Award to a participant at any time shall neither require the Administrator to grant any other Award to such Participant or other person at any time or preclude the Administration from making subsequent grants to such Participant or any other person.

13.	Securities Matters.

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Stock are traded. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Stock pursuant to the terms hereof, that the recipient of such shares of Stock make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or desirable.

(b) The transfer of any shares of Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares of Stock is in compliance with all applicable laws, regulations of governmental authority, the requirements of any securities exchange on which shares of Stock are traded. The Administrator may, in its sole discretion, defer the effectiveness of any transfer of Stock hereunder in order to allow the issuance of such Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Administrator shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes.

Whenever shares of Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Stock having a value equal to the amount of tax to be withheld. Such shares of Stock shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined (the “Tax Date”). Fractional shares of Stock amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the Stock to be delivered pursuant to an Award.

15.	Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and a notification required pursuant to regulation issued under the authority of Section 83(b) of the Code.

16.	Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

Each Participant shall notify the Company of any disposition of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 42 1(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

17.	Amendment or Termination of the Plan.

The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent the Board determines that such approval is appropriate for purposes of satisfying Section 162(m) or 422 of the Code or is otherwise required by law or applicable stock exchange requirements. Awards may be granted under the Plan prior to the receipt of such approval but each such grant shall be subject in its entirety to such approval and no award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

18.	Transfers Upon Death; Nonassignability.

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Administrator shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Administrator may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

During a Participant’s lifetime, the Administrator may permit the transfer, assignment or other encumbrance of an outstanding Option unless (y) such Option is an Incentive Stock Option and the Administrator and the Participant intend that it shall retain such status, or (z) such Option is meant to qualify for the exemptions available under Rule 16b-3, nontransferability is necessary under Rule 16b-3 in order for the award to so qualify and the Administrator and the Participant intend that it shall continue to so qualify. Subject to any conditions as the Administrator may prescribe, a Participant may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration.

19.	Expenses and Receipts.

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.

20.	Failure to Comply.

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Agreement, unless such failure is remedied by such Participant (or beneficiary) within ten days after notice of such failure by the Administrator, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Administrator, in its absolute discretion, may determine.

21.	Effective Date and Term of Plan.

The Plan became effective on the Effective Date and, unless earlier terminated by the Board, the right to grant Awards under the Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan. -

22.	Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

23.	Participant Rights.

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by any award until the date of the issuance of a certificate or certificates to him or her for such shares of Stock.

24.	Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

25.	Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

26.	Interpretation.

The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

27.	Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.